UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 3 to Form 8-A
Originally Filed on January 5, 2010

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IFM Investments Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

26/A, East Wing, Hanwei Plaza
No. 7 Guanghua Road, Chaoyang District
Beijing 100004, People’s Republic of China
(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
American depositary shares, each representing fifteen (15) Class A ordinary shares	New York Stock Exchange, Inc.

Class A ordinary shares, par value US$0.001 per share *	New York Stock Exchange, Inc. *

Series A Junior Participating Preferred Shares**	New York Stock Exchange, Inc. *

*	Application to be made for listing, not for trading, but only in connection with the registration of American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.
**	See the second paragraph of Item 1.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-164216 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and restated in its entirety to read as follows:

The description of the securities to be registered is set forth under “Description of Share Capital” and “Description of American Depositary Shares” in the Registrant’s registration statement on Form F-1 (File No. 333-164216), originally filed with the Securities and Exchange Commission on January 5, 2010, as amended, including any form of prospectus contained therein pursuant to Rule 424(b) under the Securities Act of 1933, which description and prospectus are incorporated herein by reference.

On November 17, 2010, the Registrant’s Board of Directors adopted a shareholder rights plan. Accordingly, the class A ordinary share(s) underlying the American Depositary Shares are entitled to certain rights as set forth in a Rights Agreement between the Registrant and American Stock Transfer & Trust Company, L.L.C., as Rights Agent. A copy of the Rights Agreement, which contains the Form of Rights Certificate and a summary of the terms of the Rights as Exhibits A and B thereto, respectively, was filed with the Securities and Exchange Commission as Exhibit 4.1 to a Report on Form 6-K, dated as of November 17, 2010, and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IFM Investments Limited

By:	/s/ Donald Zhang
Name:	Donald Zhang
Title:	Chairman of the Board of Directors Chief Executive Officer

Dated: December 9, 2010